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                                                                    EXHIBIT 11.1

                         STATEMENT REGARDING COMPUTATION
                              OF PER SHARE EARNINGS


Statement Regarding Computation of                        Three months
Per Share Earnings                                       ended March 31,
                                                 -----------------------------
                                                     2001             2000(2)
                                                 -----------        ----------

Basic earnings per share:
  Weighted-average shares outstanding              1,977,027         1,986,316
  Net income per share                           $       .40        $      .44

Diluted earnings per share:
  Weighted average shares outstanding              1,977,027         1,986,316
  Dilutive stock options(1)                           28,800                --
  Assumed repurchased under treasury
    stock method                                     (25,332)               --
                                                 -----------        ----------
  Weighted-average common shares
    outstanding and common share
      equivalents                                  1,980,495         1,986,316
                                                 -----------        ----------

Net income                                       $   798,000        $  877,000
                                                 ===========        ==========
Diluted net income per share                     $       .40        $      .44
                                                 ===========        ==========


(1) 20,000 shares of common stock equivalents were excluded from the computation of earnings per share at March 31, 2000 because they were antidilutive.

(2) Average shares outstanding and earnings per share for 2000 were restated for the stock dividend paid on February 16, 2001.



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